Exhibit 10.1

November 3, 2021

Digital Health Acquisition Corp.

980 N Federal Hwy, Room #304,

Boca Raton, FL 33432

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Digital Health Acquisition Corp., a Delaware corporation (the “Company”), and A.G.P./Alliance Global Partners Corp, as representative (the “Representative”), of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of the Company’s units (including a certain percentage of units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one redeemable warrant (the “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per whole share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-260232) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company will apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Digital Health Sponsor, LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team or an advisor of the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.            The Sponsor and each Insider agree that if the Company seeks stockholder approval of a proposed Business Combination (as defined herein), then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock (as defined herein) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agree that it, he or she will not seek to sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection with such tender offer.

2.            The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 12 months from the closing of the Public Offering, or by such later date as may be extended in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”) by a deposit of proceeds of additional loans by the Sponsor into the Trust Account (as defined herein) or such later period approved by the Company’s stockholders in accordance with the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of all holders of Offering Shares as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter to modify (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with the Company’s initial Business Combination or amendments to the Charter prior thereto or (ii) (A) the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within such time set forth in the Charter or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the holders of the Offering Shares with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledge that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares (as defined herein) or Private Placement Securities (as defined herein) held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, whether acquired now or hereafter, any redemption rights it, he or she may have in connection with the consummation of a Business Combination or amendments to the Charter prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (i) (A) the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (ii) in the context of a tender offer made by the Company to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.            During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Capital Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.            In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.            The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6(a), 6(b), and 8, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.            (a)             The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined herein) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier to occur of (A) 180 days after the completion of the Company’s initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, recapitalization, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)            The Sponsor and each Insider agree that it, he or she shall not Transfer any Private Placement Securities or shares of Common Stock issued or issuable upon the exercise of the Private Placement Securities, until 30 days after the completion of the initial Business Combination (the “Private Placement Securities Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)            Notwithstanding the provisions set forth in paragraphs 6(a) and 6(b), Transfers of the Founder Shares, Private Placement Securities and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Securities or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted (i) to any officers, directors, stockholders, employees and members of the Sponsor and its affiliates, (ii) amongst initial stockholders or their respective affiliates, or to the Company’s officers, directors, advisors and employees, (iii) if a holder is an entity, as a distribution to its, partners, stockholders or members upon its liquidation, (iv) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is a holder or a member of a holder’s immediate family, for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death, (vi) pursuant to a qualified domestic relations order, (vii) by certain pledges to secure obligations incurred in connection with purchases of our securities, (viii) by private sales at prices no greater than the price at which the shares were originally purchased or (ix) for the cancellation of up to 375,000 shares of common stock subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part or in connection with the consummation of our initial Business Combination, in each case (except for clause (ix) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and the insider letter.

7.            The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

8.            Except as disclosed in the Prospectus, neither the Sponsor nor any officer or director of the Company nor any affiliate of the Sponsor nor any affiliate of any officer or director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination.

9.            The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

10.           As used herein, (i) “Business Combination” shall mean a merger, share exchange capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean (a) the 2,875,000 shares of the Company’s Common Stock, par value $0.0001 per share, initially issued to Initial Stockholders (which reflects 1,437,500 shares forfeited on October 26, 2021 and includes up to 375,000 Shares of which are subject to complete or partial forfeiture by the Initial Stockholders if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.010 per share, prior to the consummation of the Public Offering; (iv) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Securities” means the units consisting of Common Stock and Warrants that are being sold privately by the Company simultaneously with the consummation of the Public Offering; (viii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

11.            The Sponsor and each Insider will place into escrow all Founders Shares owned by him/her/it pursuant to the terms of a stock escrow agreement, in form and substance acceptable to the Representative, which the Company will enter into with the Sponsor and a third party escrow agent acceptable to the Representative.

12.            The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.            This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.            No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.            Except as set forth in paragraph 21 below, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.            This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.            This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.            This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New Castle, in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.            Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.            This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21.            The Company, the Sponsor and each Insider hereby acknowledge and agree that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[Signature Page Follows]

Sincerely,

DIGITAL HEALTH SPONSOR, LLC

By:	/s/ Lawrence Sands
Name: Lawrence Sands
Title: Managing Member

SCS CAPITAL PARTNERS, LLC

By:	/s/ Lawrence Sands
Name: Lawrence Sands Title: Managing Member

FRANK CIUFO

/s/ Frank Ciufo

SCOTT METZGER

/s/ Scott Metzger

BRENT WILLIS

/s/ Brent Willis

GEORGE MCNELLAGE /s/ George McNellage
DANIEL SULLIVAN /s/ Daniel Sullivan
ANDREW SINGER /s/ Andrew Singer
LANE OSTROW

/s/ Lane Ostrow
BASIL HARRIS

/s/ Basil Harris

[Signature Page to Letter Agreement]

SCOTT J. AND KELLEY H. WOLF FAMILY TRUST

/s/ Scott Wolf

A.G.P./ALLIANCE GLOBAL PARTNERS CORP

By:	/s. Thomas J. Higgins
Name: Thomas J. Higgins
Title: Managing Director

Acknowledged and Agreed:
DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Name: Scott Wolf
Title: Chief Executive Officer

[Signature Page to Letter Agreement]